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                 December 9, 2022

       Enrique Lores
       Chief Executive Officer
       HP Inc.
       1501 Page Mill Road
       Palo Alto, California 94304

                                                        Re: HP Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 6,
2022

       Dear Enrique Lores:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at 202-344-5791 or Jan Woo, Legal Branch
       Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Andrew L. Fabens